EXHIBIT 99.1



John D. Milton, Jr.                  904/355-1781, Ext. 258
          Executive Vice President, Treasurer & CFO

                 FLORIDA ROCK TO PRESENT AT
      NEW YORK SOCIETY OF SECURITIES ANALYST CONFERENCE

Jacksonville, Florida: September 19, 2006 - Florida Rock Industries, Inc. (NYSE - FRK) ("Company") announced today that the Company, through its CEO, John D. Baker, II, will be presenting at the New York Society of Securities Analyst Conference on Tuesday, September 26, 2006 at 2:20 p.m. E.D.T. In its presentation the Company will review its history, geographical markets and first three fiscal quarters financial performance. The Company will also present comparative monthly volumes and pricing in each of its three segments for April through August of 2005 versus 2006.

Recent reports on residential construction demand in the Company's markets will also be included.

Shareholder.com will provide a real-time webcast audio with slides of the Company's presentation. Interested parties may listen to the presentation with appropriate audio hardware and software by accessing the Internet at http://investor.shareholder.com/media/eventdetail.cfm?eventi d=30255&CompanyID=FRK&e=1&mediaKey=A76A333BB4D89FE8E9AF931D9
D1765E0 a few minutes prior to the scheduled time for the presentation. The presentation may also be accessed via the Company's website at www.flarock.com by clicking on Investor Relations - Florida Rock Industries, Inc. Conference Stream.

Shareholder.com will record the presentation and provide website access to the presentation for one year from the date of the presentation.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission

Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the
Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.

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